Filed Pursuant to Rule 424(b)(3)
Registration No. 333-265588

J.P. MORGAN REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 10 DATED NOVEMBER 16, 2023

TO THE PROSPECTUS DATED APRIL 13, 2023

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of J.P. Morgan Real Estate Income Trust, Inc., dated April 13, 2023 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purposes of this Supplement are as follows:

•	to update the disclosure in the “Description of Capital Stock” section of our Prospectus;

•	to disclose amendments of our advisory agreement;

•	to disclose amendments of the limited partnership agreement of our operating partnership;

•	to include our amended distribution reinvestment plan;

•	to disclose the amendment of our valuation guidelines; and

•	to disclose the amendment of our share repurchase plan.

Description of Capital Stock

On November 13, 2023, we filed Articles of Amendment (the “Articles of Amendment”) to our Articles of Amendment and Restatement, dated June 2, 2022 (the “Charter”) with the Maryland State Department of Assessments and Taxation (“SDAT”) to increase the number of shares of capital stock that we have authority to issue to 5,500,000,000 and the number of shares of common stock, par value $0.01 per share, that we have authority to issue to 5,400,000,000. Immediately following the filing of the Articles of Amendment, we filed with the SDAT Articles of Supplementary (the “Articles Supplementary) to the Charter, pursuant to which we classified and designated 500,000,000 authorized but unissued shares of Class X common stock, par value $0.01 per share and 600,000,000 authorized but unissued shares of Class Y common stock, par value $0.01 per share. Immediately following the filing of the Articles Supplementary, we filed with the SDAT Second Articles of Amendment to the Charter, pursuant to which the definition of “Stockholder Servicing Fee” and certain provisions related to the calculation of selling commissions and stockholder servicing fees with respect to our Class S shares of common stock were amended.

The following disclosure supersedes and replaces the second paragraph in the section of the Prospectus entitled “Description of Capital Stock”:

Under our charter, we have authority to issue a total of 5,500,000,000 shares of capital stock. Of the total shares of stock authorized, 5,400,000,000 shares are classified as common stock with a par value of $0.01 per share, 600,000,000 of which are classified as Class T shares, 1,000,000,000 of which are classified as Class S shares, 600,000,000 of which are classified as Class D shares, 1,500,000,000 of which are classified as Class I shares, 600,000,000 of which are classified as Class E shares, 600,000,000 of which are classified as Class Y shares and 500,000,000 of which are classified as Class X shares, and 100,000,000 shares are classified as preferred stock with a par value of $0.01 per share. In addition, our board of directors may amend our charter from time to time, without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

The following disclosure is added to the section of the Prospectus entitled “Description of Capital Stock—Common Stock”:

Class X Shares

No Class X shares will be offered and sold in this offering. The Adviser will receive management fees on Class X shares as described elsewhere in this Prospectus and the Special Limited Partner will be entitled to the performance participation interest applicable to Class X shares as described elsewhere in this Prospectus.

Each Class X share held in a stockholder’s account will automatically and without any action on the part of the stockholder convert to a number of unregistered Class I shares equal to a fraction, the numerator of which is the NAV per Class X share and the denominator of which is the NAV per Class I share, on the earliest of (i) a listing of our Class I shares on a national securities exchange, (b) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets, in each case in a transaction in which our stockholders receive cash or securities listed on a national securities exchange, or (c) the second business day of the month immediately following the second anniversary of the date of execution of the applicable agreement between the Dealer Manager and a participating broker-dealer relating to the issuance of such Class X share or such other date as set forth in the applicable agreement between the Dealer Manager and a participating broker-dealer relating to the issuance of such Class X share. In addition, immediately before any liquidation, dissolution or winding up, each Class X share (including any fractional share) will automatically convert into a number of Class I shares (or fraction thereof) with an equivalent NAV as such share.

Class Y Shares

No Class Y shares will be offered and sold in this offering. We intend to conduct a private offering of up to a maximum of $500,000,000 of our Class Y Shares to “accredited investors” as defined in Regulation D under the Securities Act. This private offering will be conducted pursuant to Regulation D promulgated under the Securities Act and other applicable exemptions.

Class Y shares sold in the private placement will be subject to an upfront selling commission of up to 3.5% of the transaction price of each Class Y share sold. We will pay selling commissions over time as a stockholder servicing fee with respect to our outstanding Class Y shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class Y shares. The Adviser will receive management fees on Class Y shares as described below and the Special Limited Partner will be entitled to the performance participation interest applicable to Class Y shares as described below.

Each Class Y share held in a stockholder’s account will automatically and without any action on the part of the stockholder convert into a number of unregistered Class S shares equal to a fraction, the numerator of which is the NAV per Class Y share and the denominator of which is the NAV per Class S share on the second business day of the month immediately following the second anniversary of the date of execution of the applicable agreement between the Dealer Manager and the placement agent who sold such Class Y share.

Unless previously converted into a number of Class S shares, as described above, each Class Y share held in a stockholder’s account will automatically and without any action on the part of the stockholder convert to a number of unregistered Class I shares equal to a fraction, the numerator of which is the NAV per Class Y share and the denominator of which is the NAV per Class I share, on the earliest of (i) a listing of our Class I shares on a national securities exchange, (b) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets, in each case in a transaction in which our stockholders receive cash or securities listed on a national securities exchange, or (c) the end of the month in which the Dealer Manager in conjunction with our transfer agent determines that total selling commissions and stockholder servicing fees paid with respect to the Class Y shares held by such stockholder within such account would exceed, in the aggregate, 8.75% of the sum of the gross proceeds from the sale of such Class Y shares (including the gross proceeds of any Class Y shares issued under our distribution reinvestment plan directly or indirectly attributable to such Class Y shares). In addition, immediately before any liquidation, dissolution or winding up, each Class Y share (including any fractional share) will automatically convert into a number of Class I shares (or fraction thereof) with an equivalent NAV as such share.

The following disclosure is added to the section of the Prospectus entitled “Compensation—Upfront Selling Commissions and Dealer Manager Fees—The Dealer Manager”:

The Dealer Manager is entitled to upfront selling commissions of up to 3.5% of the transaction price of each Class Y share sold in the private offering.

The following disclosure supersedes and replaces the last sentence in the section of the Prospectus entitled “Compensation—Upfront Selling Commissions and Dealer Manager Fees—The Dealer Manager”:

No upfront selling commissions or dealer manager fees are paid with respect to purchases of Class I shares, Class E shares, or Class X shares or shares of any other class sold pursuant to our distribution reinvestment plan.

The following disclosure is added to the section of the Prospectus entitled “Compensation—Stockholder Servicing Fees—The Dealer Manager”:

With respect to our outstanding Class Y shares, we pay the Dealer Manager selling commissions over time as stockholder servicing fees for ongoing services rendered to stockholders by participating broker-dealers or broker-dealers servicing investors’ accounts equal to 0.85% per annum of the aggregate NAV of our outstanding Class Y shares.

Unless previously converted into a number of Class S shares, each Class Y share held in a stockholder’s account will automatically and without any action on the part of the stockholder convert to a number of unregistered Class I shares equal to a fraction, the numerator of which is the NAV per Class Y share and the denominator of which is the NAV per Class I share, on the earliest of (i) a listing of our Class I shares on a national securities exchange, (b) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets, in each case in a transaction in which our stockholders receive cash or securities listed on a national securities exchange, or (c) the end of the month in which the Dealer Manager in conjunction with our transfer agent determines that total selling commissions and stockholder servicing fees paid with respect to the Class Y shares held by such stockholder within such account would exceed, in the aggregate, 8.75% of the sum of the gross proceeds from the sale of such Class Y shares (including the gross proceeds of any Class Y shares issued under our distribution reinvestment plan directly or indirectly attributable to such Class Y shares). In addition, immediately before any liquidation, dissolution or winding up, each Class Y share (including any fractional share) will automatically convert into a number of Class I shares (or fraction thereof) with an equivalent NAV as such share.

The following disclosure supersedes and replaces the second paragraph of the section of the Prospectus entitled “Compensation—Stockholder Servicing Fees—The Dealer Manager”:

We do not pay a stockholder servicing fee with respect to our outstanding Class E shares, Class X shares, or Class I shares and as a result, it is a class-specific expense. We will pay stockholder servicing fees with respect to outstanding Class D shares, Class S shares, Class T shares, and Class Y shares issued pursuant to our distribution reinvestment plan.

Advisory Agreement Amendment

On November 13, 2023, following the approval of our board of directors, including all of our independent directors, we entered into a Second Amended and Restated Advisory Agreement.

The following disclosure supersedes and replaces the first paragraph in the section of the Prospectus entitled “Management—The Advisory Agreement—Management Fee, Performance Participation and Expense Reimbursements—Management Fee” and other similar disclosures in the Prospectus:

Management Fee. As compensation for its services provided pursuant to the Advisory Agreement, we pay the Adviser a management fee equal to (i) 1.00% of our NAV for the Class T shares, Class S shares, Class D shares and Class I shares per annum payable monthly and (ii) 0.75% of NAV for the Class Y shares and Class X shares per annum payable monthly. Additionally, to the extent that the Operating Partnership issues Operating Partnership units to parties other than us, the Operating Partnership will pay the Adviser a management fee equal to (i) 1.00% of the NAV of the Operating Partnership attributable to such Class T, Class S, Class D and Class I Operating Partnership units not held by us per annum payable monthly and (ii) 0.75% of the NAV of the Operating Partnership attributable to such Class Y and Class X Operating Partnership units not held by us per annum payable monthly. In calculating our management fee, we will use our NAV before giving effect to accruals for the management fee, performance participation allocation, stockholder servicing fees or distributions payable on our shares. The value of any investment in JPM-Advised Funds with respect to which we incur a management fee will be excluded from our NAV for the purposes of calculating the management fee payable to the Adviser. We do not pay the Adviser a management fee with respect to the Class E shares or Class E units and as a result, it is a class-specific expense.

The following disclosure supersedes and replaces the first paragraph of the section of the Prospectus entitled “Compensation—Management Fee—The Adviser” and the first paragraph of the section of the Prospectus entitled “Prospectus Summary—What fees do you pay to the Adviser and its affiliates—Management Fee—The Adviser”:

We will pay the Adviser a management fee equal to (i) 1.00% of our NAV for the Class T shares, Class S shares, Class D shares and Class I shares per annum payable monthly and (i) 0.75% of our NAV for the Class Y shares and Class X shares per annum payable monthly. Additionally, to the extent that the Operating Partnership issues Operating Partnership units to parties other than us, the Operating Partnership will pay the Adviser a management fee equal to (i) 1.00% of the NAV of the Operating Partnership attributable to such Class T, Class S, Class D and Class I Operating Partnership units not held by us per annum payable monthly and (ii) 0.75% of the NAV of the Operating Partnership attributable to such Class Y and Class X Operating Partnership units not held by us per annum payable monthly. We do not pay the Adviser a management fee with respect to the Class E shares or Class E units and as a result, it is a class-specific expense.

Operating Partnership Agreement Amendment

On November 13, 2023, following the approval of our board of directors, including all of our independent directors, we entered into a Second Amended and Restated Limited Partnership Agreement of the Operating Partnership.

The following disclosure is added to the section of the Prospectus entitled “Compensation—Performance Participation Allocation—The Special Limited Partner” and the section of the Prospectus entitled “Prospectus Summary—What fees do you pay to the Adviser and its affiliates—Performance Participation Allocation—The Special Limited Partner”:

With respect to the Class X and Class Y Operating Partnership units, the Special Limited Partner will hold a performance participation interest in the Operating Partnership that entitles it to receive an allocation from the Operating Partnership equal to 10% of the Class X and Y Total Return, subject to a 7% Class X and Y Hurdle Amount and a Class X and Y High Water Mark, with a 50% Class X and Y Catch-Up (each term as defined below).

With respect to the Class X units and Class Y units, the Special Limited Partner will be allocated a performance participation in an amount equal to:

•
First, if the Class X and Y Total Return for the applicable period exceeds the sum of (i) the Class X and Y Hurdle Amount for that period and (ii) the Class X and Y Loss Carryforward Amount (any such excess, the “Class X and Y Excess Profits”), 50% of such Class X and Y Excess Profits until the total amount allocated to the Special Limited Partner equals 10% of the sum of (x) the Class X and Y Hurdle Amount for that period and (y) any amount allocated to the Special Limited Partner pursuant to this clause (this is referred to as the “Class X and Y Catch-Up”); and
•
Second, to the extent there are remaining Class X and Y Excess Profits, 10% of such remaining Class X and Y Excess Profits.

“Class X and Y Total Return” for any period since the end of the prior calendar year shall equal the sum of:

(i)
all distributions accrued or paid (without duplication) on the Class X units and Class Y units outstanding at the end of such period since the beginning of the then-current calendar year, plus
(ii)
the change in aggregate NAV of such Class X units and Class Y units since the beginning of the year, before giving effect to (x) changes resulting solely from the proceeds of issuances of Class X units and Class Y units, (y) any allocation/accrual to the performance participation interest and (z) applicable stockholder servicing fee expenses (including any payments made to us for payment of such expenses).

For the avoidance of doubt, the calculation of Class X and Y Total Return will (i) include any appreciation and depreciation in the NAV of Class X units and Class Y units issued during the then-current calendar year but (ii) exclude the proceeds from the initial issuance of such Class X units and Class Y units.

“Class X and Y Hurdle Amount” for any period during a calendar year means that amount that results in a 7% annualized internal rate of return on the NAV of the Class X units and Class Y units outstanding at the beginning of the then-current calendar year and all Class X units and Class Y units issued since the beginning of the then-current calendar year, taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such Class X units and Class Y units and all issuances of Class X units and Class Y units over the period and calculated in accordance with recognized industry practices. The ending NAV of the Class X units and Class Y units used in calculating the internal rate of return will be calculated before giving effect to any allocation/accrual to the performance participation interest and applicable stockholder servicing fee expenses, provided that the calculation of the Class X and Y Hurdle Amount for any period will exclude any Class X units and Class Y units repurchased during such period, which Class X units and Class Y units will be subject to the performance participation allocation upon repurchase.

Except as described in “Class X and Y Loss Carryforward Amount” below, any amount by which the Class X and Y Total Return falls below the Class X and Y Hurdle Amount will not be carried forward to subsequent periods.

“Class X and Y Loss Carryforward Amount” shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Class X and Y Total Return and decrease by any positive annual Class X and Y Total Return; provided that the Class X and Y Loss Carryforward Amount shall at no time be less than zero and provided further that the calculation of the Class X and Y Loss Carryforward Amount will exclude the Class X and Y Total Return related to any Class X units and Class Y units repurchased during such year, which Class X units and Class Y units will be subject to the performance participation allocation upon repurchase. The effect of the Class X and Y Loss Carryforward Amount is that the recoupment of past annual Class X and Y Total Return losses will offset the positive annual Class X and Y Total Return for purposes of the calculation of the Special Limited Partner’s performance participation. This is referred to as the “Class X and Y High Water Mark.”

The following disclosure supersedes and replaces the first three paragraphs of the section of the Prospectus entitled “Summary of the Operating Partnership Agreement—Class T Units, Class S Units, Class D Units, Class E Units and Class I Units”:

Class T Units, Class S Units, Class D Units, Class E Units, Class I Units, Class X Units and Class Y Units

Partnership interests in the Operating Partnership, other than the special limited partner interest and general partner interest, are currently divided into seven classes of units: Class T units; Class S units; Class D units; Class I units; Class E units; Class X units and Class Y units. In general, the Class T units, Class S units, Class D units, Class E units, Class I units, Class X units and Class Y units are intended to correspond on a one-for-one basis with our Class T shares, Class S shares, Class D shares, Class E shares, Class I shares, Class X shares, and Class Y shares, respectively. When we receive proceeds from the sale of shares of our common stock, we will contribute such proceeds to the Operating Partnership and receive Operating Partnership units that correspond to the classes of our shares sold.

In general, each Class T unit, Class S unit, Class D unit, Class E unit, Class I unit, Class X unit, and Class Y unit will share in distributions from the Operating Partnership when such distributions are declared by us, the general partner, which decision will be made in our sole discretion. Upon the Operating Partnership’s liquidation, Class T units, Class S units, Class E units, Class D units, Class X units and Class Y units will automatically convert to Class I units, in each case in proportion to the NAV per unit of each class, and the resulting Class I units will share on a unit-by-unit basis in the assets of the Operating Partnership that are available for distribution, after payment of all liabilities, establishment of reserves and after payment of any preferred return owed to holders of any limited partnership preferred units and payment of the portion distributable to the holder of the special limited partner interest. In addition, a portion of the items of income, gain, loss and deduction of the Operating Partnership for U.S. federal income tax purposes will be allocated to each limited partnership unit, regardless of whether any distributions are made by the Operating Partnership.

For each Class T unit, Class S unit, Class D unit, Class E unit, Class I unit, Class X unit or Class Y unit, investors generally will be required to contribute money or property, with a net equity value determined by the general partner. Holders of Operating Partnership units will not be obligated to make additional capital contributions to the Operating Partnership. Further, these holders will not have the right to make additional capital contributions to the Operating Partnership or to purchase additional Operating Partnership units without our consent as general partner.

The following disclosure supersedes and replaces the section of the Prospectus entitled “Management—The Advisory Agreement—Management Fee, Performance Participation and Expense Reimbursements—Performance Participation”:

Performance Participation. So long as the Advisory Agreement has not been terminated, the Special Limited Partner will hold a performance participation interest in the Operating Partnership that entitles it to receive an allocation from the Operating Partnership equal to 12.5% of the Total Return, subject to a 5% Hurdle Amount and a High Water Mark, with a Catch-Up (each term as defined under “Summary of the Operating Partnership Agreement—Special Limited Partner Interest”). With respect to the Class X and Class Y Operating Partnership units, the Special Limited Partner will hold a performance participation interest in the Operating Partnership that entitles it to receive an allocation from the Operating Partnership equal to 10% of the Class X and Y Total Return, subject to a 7% Class X and Y Hurdle Amount and a Class X and Y High Water Mark, with a 50% Class X and Y Catch-Up (each term as defined under “Summary of the Operating Partnership Agreement—Special Limited Partner Interest”). Such allocation will be measured on a calendar year basis, made quarterly and accrued monthly. The performance participation interest is not paid on the Class E units. The performance participation interest is a class-specific expense. The distributions payable to the Special Limited Partner with respect to its performance participation with respect to any calendar year, if any, will be reduced (but not below zero) by the amount of any direct or indirect performance fee or incentive allocation we incur as an investor in any JPM-Advised Funds with respect to that calendar year. For a detailed explanation of how the performance participation allocation is calculated, see “Summary of the Operating Partnership Agreement—Special Limited Partner Interest.”

The following disclosure is added to the section of the Prospectus entitled “Summary of the Operating Partnership Agreement—Special Limited Partner Interest”:

With respect to the Class X units and Class Y units, the Special Limited Partner will be allocated a performance participation in an amount equal to:

•
First, 50% of any Class X and Y Excess Profits until the total amount allocated to the Special Limited Partner equals 10% of the sum of (x) the Class X and Y Hurdle Amount for that period and (y) the Class X and Y Catch-Up; and
•
Second, to the extent there are remaining Class X and Y Excess Profits, 10% of such remaining Class X and Y Excess Profits.

Distribution Reinvestment Plan

On November 7, 2023, our board of directors approved our second amended and restated distribution reinvestment plan (the “Second Amended and Restated Distribution Reinvestment Plan”), which became effective on November 13, 2023 and includes certain updates reflecting the designation of Class X Shares and Class Y Shares.

The Amended and Restated Distribution Reinvestment Plan included as Appendix B in the Prospectus is superseded and replaced with the Second Amended and Restated Distribution Reinvestment Plan attached as Appendix A to this Supplement.

Valuation Guidelines Amendment

On November 7, 2023, our board of directors amended our Valuation Guidelines to reflect certain updates relating to the designation of Class X Shares and Class Y Shares.

The following disclosure supersedes and replaces the second and fifth paragraphs in the section of the Prospectus entitled “Net Asset Value Calculation and Valuation Guidelines—NAV and NAV Per Share Calculation”:

Each class of our common stock, including the Class E shares, Class X shares, and Class Y shares which we are not offering to the public, has an undivided interest in our assets and liabilities, other than class-specific liabilities (including the management fee paid to the Adviser and the performance participation paid to the Special Limited Partner). In accordance with the valuation guidelines, our fund administrator calculates our NAV per share for each class of our common stock as of the last calendar day of each month, using a process that reflects several components (each as described above), including the estimated fair value of (1) each of our properties based upon individual appraisal reports provided quarterly by third-party independent valuation firms or our independent valuation advisor, (2) our real estate-related assets for which third-party market quotes are available, (3) our other real estate-related assets, if any, and (4) our other assets and liabilities. The NAV per share for the share classes we are offering to the public may differ because stockholder servicing fees, management fees and the performance participation allocable to a specific class of shares are only included in the NAV calculation for that class. Operating Partnership units will be valued in the same fashion. Our valuation procedures include the following methodology to determine the monthly NAV of our Operating Partnership and the units. Our Operating Partnership has classes of units that are each economically equivalent to our corresponding classes of shares. Accordingly, on the last day of each month, the NAV per Operating Partnership unit of such units equals the NAV per share of the corresponding class of our common stock. To the extent our Operating Partnership has classes of units that do not correspond to a class of our shares of common stock, such units will be valued in a manner consistent with these guidelines. The NAV of our Operating Partnership on the last day of each month equals the sum of the NAVs of each outstanding Operating Partnership unit on such day.

The combination of the NAV for each class of our common stock equals the aggregate net asset value of our assets, which consists almost entirely of the value of our interest in the Operating Partnership, less our liabilities, including liabilities related to class-specific stockholder servicing fees, management fees and any accrued performance participation. The value of our interest in the Operating Partnership is equal to the excess of the aggregate NAV of the Operating Partnership over the portion thereof that would be distributed to any limited partners other than us if the Operating Partnership were liquidated. The aggregate NAV of the Operating Partnership is the excess of the value of the Operating Partnership’s assets (including the fair value of its properties, real estate-related assets, cash and other investments) over its liabilities (including the fair value of its debt, any declared and accrued unpaid distributions, any accrued performance participation allocation and the expenses attributable to its operations). The Adviser calculates the fair value of the assets and liabilities of the Operating Partnership as directed by our valuation guidelines based upon values received from various sources, as described in more detail above and in the remainder of this section.

Share Repurchase Plan Amendment

On November 7, 2023, our board of directors approved and adopted an amendment to our share repurchase plan to permit holders of Class X Shares and Class Y Shares to request repurchase of their Class X Shares and Class Y Shares by us for cash, subject to the conditions and limitations as set forth in the share repurchase plan.

The following disclosure supersedes and replaces the first paragraph in the section of the Prospectus entitled “Share Repurchases—Repurchase Limitations”:

We may repurchase fewer shares than have been requested in any particular month to be repurchased under our share repurchase plan, or none at all, in our discretion at any time. In addition, the aggregate NAV of total repurchases of our shares (including repurchases at certain non-U.S. investor access funds primarily created to hold shares of our common stock but excluding any Early Repurchase Deduction applicable to the repurchased shares) will be limited to no more than 2% of our aggregate NAV per month (measured using the aggregate NAV attributable to stockholders as of the end of the immediately preceding month) and no more than 5% of our aggregate NAV per calendar quarter (measured using the average aggregate NAV attributable to stockholders as of the end of the immediately preceding three months).

Appendix A

Distribution Reinvestment Plan

SECOND AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

This Second Amended and Restated Distribution Reinvestment Plan (the “Plan”) is adopted by J.P. Morgan Real Estate Income Trust, Inc. (the “Company”) pursuant to its Articles of Amendment and Restatement (as amended, restated or otherwise modified from time to time, the “Charter”). The Plan supersedes and replaces the amended and restated distribution reinvestment plan previously adopted by the Company and effective as of May 12, 2023. Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Charter.

1. Distribution Reinvestment. As agent for the stockholders (the “Stockholders”) of the Company who purchase shares of the Company’s common stock, $0.01 par value per share (collectively, “Shares”), pursuant to (i) an unregistered private offering of the Company’s Shares, pursuant to the applicable exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) (a “Private Placement”) or the Company’s continuous public offering of Shares (the “Initial Public Offering”), or (ii) any future public offering of Shares (a “Future Public Offering”), and who do not opt out of participating in the Plan or who affirmatively elect to participate in the Plan, as applicable (as set forth in Section 3 below) (the “Participants”), the Company will apply all dividends and other distributions declared and paid in respect of the Shares held by each Participant and attributable to the class of Shares held by such Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of additional Shares of the same class for such Participant.

2. Effective Date. The initial effective date of this Plan was May 31, 2022 and the effective date of this second amended and restated Plan shall be November 13, 2023.

3. Procedure for Participation. Any Stockholder (unless such Stockholder is a resident of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, North Carolina, Ohio, Oregon, Vermont and Washington or is a client of a participating broker-dealer that does not permit automatic enrollment in the Plan) who has received a copy of (i) a private placement memorandum with respect to a Private Placement (a “Memorandum”) or (ii) the Prospectus, as contained in the applicable registration statement filed by the Company with the Securities and Exchange Commission (the “SEC”), with respect to the Initial Public Offering or any Future Public Offering, as applicable, will automatically become a Participant unless they elect not to become a Participant by noting such election on their subscription agreement. Any Stockholder who is a resident of Alabama, Arkansas, Idaho, Kansas, Kentucky, Maine, Maryland, Massachusetts, Nebraska, New Jersey, Ohio, Oregon, Vermont or Washington or is a client of a participating broker-dealer that does not permit automatic enrollment in the Plan will only become a Participant if the Stockholder notes such an election on the Stockholder’s subscription agreement. If any Stockholder initially elects not to be a Participant, they may later become a Participant by subsequently completing and executing an enrollment form or any appropriate authorization form as may be available from the Company, the Company’s transfer agent, the dealer manager for the applicable offering or any soliciting dealer participating in the distribution of Shares for the offering. Participation in the Plan will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Distributions are paid by the Company.

4. Suitability. Each Participant is requested to promptly notify the Company in writing if the Participant experiences a material change in his or her financial condition, including the failure to meet the income, net worth, investment concentration, status as an “accredited investor” as defined by Regulation D of the Securities Act (solely with respect to purchasers in a Private Placement) or other investment suitability standards imposed by such Participant’s state of residence or the Company and set forth in a Memorandum or the Company’s most recent prospectus. For the avoidance of doubt, this request in no way shifts to the Participant the responsibility of the Company’s sponsor, or any other person selling Shares on behalf of the Company to the Participant, to make every reasonable effort to determine that the purchase of Shares by Stockholders who purchased Shares in the Initial Public Offering or any Future Public Offering is a suitable and appropriate investment based on information provided by such Participant.

5. Purchase of Shares.

A.

Participants will acquire Shares from the Company (including Shares purchased by the Company for the Plan in a secondary market (if available) or on a stock exchange (if listed)) under the Plan (the “Plan Shares”) at a price equal to the net asset value (“NAV”) per Share applicable to the class of Shares purchased by the Participant on the date that the Distribution is payable (calculated as of the most recent month end). No upfront selling commissions will be payable with respect to Shares purchased pursuant to the Plan, but such Shares may be subject to ongoing stockholder servicing fees. Participants in the Plan may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares and such Participant’s participation in the Plan will be terminated to the extent that a reinvestment of such Participant’s Distributions in Shares would cause the percentage ownership or other limitations contained in the Charter to be violated.

B.

Plan Shares to be distributed by the Company in connection with the Plan may (but are not required to) be supplied from: (i) Shares that will be issued by the Company in a Private Placement pursuant to an applicable exemption from registration under the Securities Act, (ii) Shares that will be registered with the SEC in connection with the Initial Public Offering, or (iii) Shares to be registered with the SEC in connection with a Future Public Offering.

6. Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE IN RESPECT OF THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE SEC.

7. Share Certificates. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding Shares.

8. Reports. On a quarterly basis, the Company shall provide each Participant a statement of account describing, as to such Participant: (i) the Distributions reinvested during the quarter; (ii) the number and class of Shares purchased pursuant to the Plan during the quarter; (iii) the per Share purchase price for such Shares; and (iv) the total number of Shares purchased on behalf of the Participant under the Plan. On an annual basis, tax information with respect to income earned on Shares under the Plan for the calendar year will be provided to each applicable participant.

9. Termination by Participant. A Participant may terminate participation in the Plan at any time, without penalty, by delivering 10 days’ prior written notice to the Company. This notice must be received by the Company prior to the last day of a quarter in order for a Participant’s termination to be effective for such quarter (i.e., a timely termination notice will be effective as of the last day of a quarter in which it is timely received and will not affect participation in the Plan for any prior quarter). Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant requests that the Company repurchase a portion, but fewer than all, of the Participant’s Shares, the Participant will continue to participate in the Plan with respect to the Participant’s Shares for which repurchase was requested but that were not repurchased. If a Participant requests that the Company repurchase all the Participant’s Shares, the Participant’s participation in the Plan will automatically terminate, whether or not all of the Participant’s Shares are actually repurchased, and any distributions paid following such repurchase request will be paid in cash. If a Participant terminates Plan participation, the Company may, at its option, ensure that the terminating Participant’s account will reflect the whole number of Shares in such Participant’s account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, future Distributions will be distributed to the Stockholder in cash.

10. Amendment, Suspension or Termination by the Company. The Board of Directors may by majority vote amend any aspect of the Plan; provided, however, that the Plan cannot be amended to eliminate a Participant’s right to terminate participation in the Plan and that notice of any material amendment must be provided to Participants at least 10 days prior to the effective date of that amendment. The Board of Directors may by majority vote suspend or terminate the Plan for any reason upon notice to the Participants. Any notice required by this Section 10 may be satisfied by the Company disclosing to stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act) or special or periodic report filed by the Company.

11. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to timely receipt of notice in writing of such death or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act, or the securities laws of a particular state, the Company has been advised that, in the opinion of the SEC and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.